                           Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $3.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
    MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5,
              2002, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES (AS DEFINED BELOW) REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, INC. ('OMNICARE'), AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SECURITIES OF NCS HEALTHCARE, INC. (THE 'COMPANY') ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER (THE 'MINIMUM CONDITION'), (2) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 28, 2002, BY AND AMONG GENESIS HEALTH VENTURES, INC. ('GENESIS'), GENEVA SUB, INC. AND THE COMPANY (AS MAY BE AMENDED, THE 'GENESIS AGREEMENT') HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE (THE 'GENESIS AGREEMENT CONDITION'), (3) THE VOTING AGREEMENT BY AND AMONG JON H. OUTCALT, THE COMPANY AND GENESIS AND THE VOTING AGREEMENT BY AND AMONG KEVIN B. SHAW, THE COMPANY AND GENESIS, EACH DATED AS OF JULY 28, 2002 (AS EACH MAY BE AMENDED, COLLECTIVELY, THE 'VOTING AGREEMENTS'), HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE (THE 'VOTING AGREEMENTS CONDITION'), (4) THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT APPLYING TO OR OTHERWISE RESTRICTING THE OFFER AND THE PROPOSED MERGER OR ANY SUBSEQUENT BUSINESS COMBINATION INVOLVING THE COMPANY AND OMNICARE (THE 'SECTION 203 CONDITION'), (5) ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR TERMINATED, (6) THE COMPANY'S STOCKHOLDERS NOT HAVING APPROVED THE GENESIS AGREEMENT (THE 'APPROVAL CONDITION'), (7) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING OMNICARE'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO OMNICARE OF THE ACQUISITION OF THE COMPANY (THE 'IMPAIRMENT CONDITION'), (8) THE PROVISIONS OF ARTICLE VI OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION BEING INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'CHARTER CONDITION') AND
(9) THE TERMINATION FEE PROVISION IN THE GENESIS AGREEMENT HAVING BEEN INVALIDATED OR THE OBLIGATION TO PAY ANY AMOUNTS PURSUANT TO SUCH PROVISION HAVING BEEN TERMINATED, WITHOUT ANY TERMINATION FEE, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE GENESIS AGREEMENT (THE 'BREAK-UP FEE CONDITION'). THE SATISFACTION OR EXISTENCE OF ANY OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (1) THROUGH
(9) ABOVE, WILL BE DETERMINED BY OMNICARE IN ITS SOLE DISCRETION. ANY AND ALL OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (1) THROUGH
(9) ABOVE, MAY BE WAIVED (TO THE EXTENT LEGALLY PERMISSIBLE) BY OMNICARE OR NCS ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF OMNICARE ('PURCHASER'), IN THEIR SOLE DISCRETION. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. SEE SECTIONS 15 AND 16.

                             ---------------------

                                   IMPORTANT

   OMNICARE IS SEEKING TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY OMNICARE OR PURCHASER. OMNICARE AND PURCHASER RESERVE THE RIGHT TO (1) AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND AMENDING THE PURCHASE PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY OR (2) NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY THAT DOES NOT INVOLVE A TENDER OFFER, PURSUANT TO WHICH MERGER AGREEMENT PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF THE MERGER CONTEMPLATED BY SUCH MERGER AGREEMENT, BE CONVERTED INTO CASH, COMMON STOCK OF OMNICARE AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY OMNICARE AND THE COMPANY.

                             ---------------------
                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

August 8, 2002

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

    If you wish to tender all or any part of your shares of class A common stock or class B common stock (collectively, the 'Shares') prior to the expiration date of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in 'The Offer -- Procedure for Tendering Shares' of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

    If you desire to tender your Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in 'The Offer -- Procedure for Tendering Shares.'

    A summary of the principal terms of the Offer appears on pages 1-5 of this Offer to Purchase.

    Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or Merrill Lynch & Co., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
Introduction................................................    6
The Offer...................................................    8
     1. Terms of the Offer; Expiration Date.................    8
     2. Extension of Tender Period; Termination;
     Amendment..............................................    8
     3. Acceptance for Payment and Payment..................    9
     4. Procedure for Tendering Shares......................   10
     5. Withdrawal Rights...................................   12
     6. Certain U.S. Federal Income Tax Consequences........   13
     7. Price Range of Class A Common Stock; Dividends......   14
     8. Certain Information Concerning the Company..........   14
     9. Certain Information Concerning Purchaser and
     Omnicare...............................................   15
    10. Source and Amount of Funds..........................   16
    11. Background of the Offer.............................   17
    12. Purpose and Structure of the Offer; Plans for the
        Company.............................................   23
    13. Effect of the Offer on the Market for the Class A
        Common Stock; Registration under the Exchange Act...   24
    14. Dividends and Distributions.........................   24
    15. Conditions to the Offer.............................   25
    16. Certain Legal Matters; Regulatory Approvals.........   28
    17. Fees and Expenses...................................   33
    18. Legal Proceedings...................................   34
    19. Miscellaneous.......................................   34
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF OMNICARE AND
  PURCHASER.................................................   35
SCHEDULE II TRANSACTIONS IN SHARES IN THE PAST 60 DAYS......   39

                               SUMMARY TERM SHEET

    This summary term sheet is a brief description of the offer being made by Omnicare, Inc. through NCS Acquisition Corp., a wholly-owned subsidiary of Omnicare, to purchase all of the outstanding shares of class A common stock and all of the outstanding shares of class B common stock of NCS HealthCare, Inc., at a price of $3.50 per share net to the seller in cash, without interest. The following are some of the questions you, as a stockholder of NCS HealthCare, may have and answers to those questions. You should carefully read this offer to purchase and the related letter of transmittal in their entirety, because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this offer to purchase and the related letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES? WHY?

    Our name is Omnicare, Inc. We are a Delaware corporation and are making the offer through our wholly-owned subsidiary, NCS Acquisition Corp., a Delaware corporation, which was formed for the purpose of making this tender offer for all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare. The tender offer is the first step in our plan to acquire all of the outstanding shares of NCS HealthCare. We intend, promptly after completion of the offer, to seek to have NCS HealthCare consummate a merger of our wholly-owned subsidiary with and into NCS HealthCare, in which each remaining share of NCS HealthCare that is not owned by us (other than shares owned by NCS HealthCare or held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) would be converted according to the terms of our proposed merger into the right to receive an amount in cash equal to the per share price paid in the offer, without interest. Stockholders of NCS HealthCare whose shares are not purchased in the offer will have appraisal rights in the merger.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare. On the date of this offer to purchase, Omnicare beneficially owned 1,000 shares of class A common stock. NCS HealthCare's recent public disclosure stated that as of July 28, 2002, there were 18,460,599 shares of class A common stock (exclusive of 1,000 shares of such class owned by Omnicare) and 5,255,210 shares of class B common stock outstanding. The number of outstanding shares is contained in the Current Report on Form 8-K filed by NCS HealthCare on July 30, 2002.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $3.50 per share for class A common stock and class B common stock of NCS HealthCare, net to you in cash, without interest. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We will need approximately $95 million to purchase all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare (assuming the exercise of all outstanding stock options) pursuant to the offer and to pay related fees and expenses. In addition, we currently intend after the proposed merger with Omnicare to pay off NCS HealthCare's line of credit (approximately $206 million outstanding as of March 31, 2002) and redeem NCS HealthCare's 5 3/4% convertible subordinated debentures in accordance with their terms (approximately $102 million outstanding as of March 31, 2002). Since we will have sufficient cash, working capital and available borrowing capacity under our existing bank facilities available to us to buy all of the shares outstanding, pay related fees and expenses, pay off NCS HealthCare's line of credit and redeem NCS HealthCare's 5 3/4% convertible subordinated debentures, our offer is not subject to any financing conditions. We already have obtained the necessary consents from our lenders under our existing bank facilities to pay off NCS HealthCare's line of credit and to redeem NCS HealthCare's 5 3/4% convertible subordinated debentures. See 'The Offer -- Source and Amount of Funds.'

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    Since we have sufficient cash, working capital and available borrowing capacity under our existing bank facilities to purchase all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare (assuming the exercise of all outstanding stock options), to pay all fees and expenses relating to the offer and to pay off NCS HealthCare's line of credit and redeem NCS HealthCare's 5 3/4% convertible subordinated debentures, our offer is not subject to any financing condition. Therefore, we believe our financial condition is not material to your decision whether to tender your shares in the offer. If you do not tender your shares in the offer, in the subsequent merger (if it occurs), you will receive, for each share you hold, the same cash price paid under the terms of the offer. If you would like additional information about our financial condition, please see 'The Offer -- Certain Information Concerning Purchaser and Omnicare -- Available Information.'

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You have until at least 12:00 Midnight, New York City time, on Thursday, September 5, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything required to make a valid tender to The Bank of New York, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in 'The Offer -- Procedure for Tendering Shares.'

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We may, in our sole discretion, extend the offer at any time or from time to time. We may extend, for instance, if any of the conditions specified in 'The Offer -- Conditions to the Offer' are not satisfied prior to the scheduled expiration date of the offer.

    We may also elect to provide a 'subsequent offering period' for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive payment for shares validly tendered. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See 'The Offer -- Terms of the Offer; Expiration Date.'

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we decide to extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    The most significant conditions to the offer are the following, any or all of which may be waived, to the extent legally permissible, by us in our sole discretion:

     -- NCS HealthCare's stockholders having validly tendered and not properly withdrawn prior to the expiration date of the offer that number of shares representing, together with the shares owned by Omnicare, at least a majority of the total voting power of all the outstanding securities of NCS HealthCare entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the offer.

     -- The merger agreement between NCS HealthCare and Genesis Health Ventures having been terminated on such terms as may be satisfactory to Omnicare.

     -- The voting agreement among NCS HealthCare, Genesis and Jon H. Outcalt and the voting agreement among NCS HealthCare, Genesis and Kevin B. Shaw having been terminated on such terms as may be satisfactory to Omnicare.

     -- The provisions of Section 203 of the Delaware General Corporation Law not applying to or otherwise restricting the offer and the proposed merger or any subsequent business combination involving NCS HealthCare and Omnicare.

     -- Any waiting periods under applicable antitrust laws having expired or terminated.

     -- NCS HealthCare's stockholders not having approved the Genesis merger agreement.

     -- NCS HealthCare not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's ability to acquire NCS HealthCare or otherwise diminishing the expected economic value to Omnicare of the acquisition of NCS HealthCare.

     -- The provisions of Article VI of NCS HealthCare's amended and restated certificate of incorporation being inapplicable to the offer and the proposed merger.

     -- The termination fee provision in the Genesis merger agreement having been invalidated or the obligation to pay any amounts pursuant to such provision having been terminated, without any termination fee, or any portion thereof, having been paid by NCS HealthCare or any of its affiliates pursuant to the Genesis merger agreement.

The satisfaction or existence of any of the conditions to our offer, including those summarized above, will be determined by Omnicare in its sole discretion. For a complete list of the conditions to the offer, see 'The Offer -- Conditions to the Offer.'

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to The Bank of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three business days after the expiration of the offer. However, the depositary must receive the missing items within that three business day period. See 'The Offer -- Procedures for Tendering Shares.'

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

    You can withdraw tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by October 6, 2002, you can withdraw them at any time after such date until we accept shares for payment. If we decide to provide a subsequent offering period, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See 'The Offer -- Withdrawal Rights.'

HOW DO I WITHDRAW TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to The Bank of New York, the depositary for the offer, while you have the right to withdraw the shares. See 'The Offer -- Withdrawal Rights.'

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

    Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the satisfaction or waiver of the conditions to the offer, as set forth in 'The Offer -- Conditions to the Offer.' We will pay for your validly tendered and not properly withdrawn shares by depositing the purchase price with The Bank of New York, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by The Bank of New York of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in 'The Offer -- Procedure for Tendering Shares') and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

HAVE YOU HELD DISCUSSIONS WITH NCS HEALTHCARE?

    We have tried repeatedly to discuss with NCS HealthCare the potential acquisition of NCS HealthCare by Omnicare. Prior to the announcement of the Genesis transaction, we made a proposal to acquire all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare in a negotiated merger transaction, but did not receive any response from NCS HealthCare. We are prepared to discuss with NCS HealthCare all aspects of our proposal to acquire NCS HealthCare. See 'The Offer -- Background of the Offer.'

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the proposed merger with Omnicare takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the proposed merger with Omnicare takes place and you do not exercise appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the proposed merger with Omnicare does not take place and the offer is consummated, the number of stockholders and shares that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the shares, which may affect prices at which shares trade. Also, as described below, NCS HealthCare may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED MERGER?

    Appraisal rights are not available in the offer. If the proposed merger with Omnicare is consummated, holders of shares at the effective time of that merger who do not vote in favor of, or consent to, the proposed merger with Omnicare will have rights under Section 262 of the Delaware General Corporation Law to demand appraisal of their shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the proposed merger with Omnicare, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the proposed merger with Omnicare or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the proposed merger with Omnicare.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On July 26, 2002, the last full trading day before the date NCS HealthCare entered into the Genesis merger agreement, the closing price of a share class A common stock of NCS HealthCare was $0.74. On July 31, 2002, the last full trading day before we announced our intention to commence the offer, the closing price of a share of class A common stock of NCS HealthCare was $1.73. On August 7, 2002, the last full trading day before we commenced the offer, the closing price of a share of class A common stock of NCS HealthCare was $2.25. The shares of class B common stock of NCS HealthCare are not publicly traded. We advise you to obtain a recent quotation for shares before deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call Innisfree M&A Incorporated, the information agent for the offer, at (888) 750-5834 (toll free) or (212) 750-5833 (call collect), or
Merrill Lynch & Co., the dealer manager for the offer, at (866) 276-1462 (toll free).

TO: THE HOLDERS OF CLASS A COMMON STOCK AND CLASS B
COMMON STOCK OF NCS HEALTHCARE, INC.

                                  INTRODUCTION

    Omnicare, Inc., a Delaware corporation ('Omnicare'), through its wholly-owned subsidiary NCS Acquisition Corp., a Delaware corporation ('Purchaser'), hereby offers to purchase all of the outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), and all of the outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc. (the 'Company'), at a price of $3.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer').

    If you tender your Shares to us in the Offer, you will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of your Shares pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any such charges will apply. We will pay all charges and expenses of Merrill Lynch & Co. (the 'Dealer Manager'), The Bank of New York (the 'Depositary') and Innisfree M&A Incorporated (the 'Information Agent') incurred in connection with the Offer. See 'The Offer -- Fees and Expenses.'

    The purpose of the Offer and the proposed second-step merger is to enable Omnicare to acquire control of, and the entire equity interest in, the Company. Omnicare currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the 'Proposed Merger'), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Omnicare. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger (the 'Effective Time'), each Share then-outstanding that is not owned by Omnicare, Purchaser or other subsidiaries of Omnicare (other than Shares owned by NCS HealthCare or held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the 'DGCL')) would be converted, pursuant to the terms of the Proposed Merger, into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest (the 'Merger Consideration').

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF ALL THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER (THE 'MINIMUM CONDITION'); (2) THE AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 28, 2002 BY AND AMONG THE COMPANY, GENESIS HEALTH VENTURES, INC. ('GENESIS') AND GENEVA SUB, INC. ('GENEVA SUB' AND, SUCH AGREEMENT, AS MAY BE AMENDED, THE 'GENESIS AGREEMENT') HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE (THE 'GENESIS AGREEMENT CONDITION'); (3) THE VOTING AGREEMENT BY AND AMONG JON H. OUTCALT, THE COMPANY AND GENESIS AND THE VOTING AGREEMENT BY AND AMONG KEVIN B. SHAW, THE COMPANY AND GENESIS, EACH DATED AS OF JULY 28, 2002 (AS EACH AGREEMENT MAY BE AMENDED, COLLECTIVELY, THE 'VOTING AGREEMENTS'), HAVING BEEN TERMINATED ON SUCH TERMS AS MAY BE SATISFACTORY TO OMNICARE (THE 'VOTING AGREEMENTS CONDITION'); (4) THE PROVISIONS OF SECTION 203 OF THE DGCL NOT APPLYING TO OR OTHERWISE RESTRICTING THE OFFER AND THE PROPOSED MERGER OR ANY SUBSEQUENT BUSINESS COMBINATION INVOLVING THE COMPANY AND OMNICARE (THE 'SECTION 203 CONDITION'); (5) ANY WAITING PERIODS UNDER

APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR BEEN TERMINATED; (6) THE COMPANY'S STOCKHOLDERS NOT HAVING APPROVED THE GENESIS AGREEMENT (THE 'APPROVAL CONDITION'); (7) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING OMNICARE'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO OMNICARE OF THE ACQUISITION OF THE COMPANY (THE 'IMPAIRMENT CONDITION'); (8) THE PROVISIONS OF ARTICLE VI OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION BEING INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE 'CHARTER CONDITION'); AND (9) THE TERMINATION FEE PROVISION IN THE GENESIS AGREEMENT HAVING BEEN INVALIDATED OR THE OBLIGATION TO PAY ANY AMOUNTS PURSUANT TO SUCH PROVISION HAVING BEEN TERMINATED, WITHOUT ANY TERMINATION FEE, OR ANY PORTION THEREOF, HAVING BEEN PAID BY THE COMPANY OR ANY OF ITS AFFILIATES PURSUANT TO THE MERGER AGREEMENT (THE 'BREAK-UP FEE CONDITION'). THE SATISFACTION OR EXISTENCE OF ANY OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (1) THROUGH (9) ABOVE, WILL BE DETERMINED BY OMNICARE IN ITS SOLE DISCRETION. ANY OR ALL OF THE CONDITIONS TO THE OFFER, INCLUDING THOSE SET FORTH IN CLAUSES (1) THROUGH (9) ABOVE, MAY BE WAIVED (TO THE EXTENT LEGALLY PERMISSIBLE) BY OMNICARE OR PURCHASER IN THEIR SOLE DISCRETION. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE 'THE OFFER -- CONDITIONS TO THE OFFER.'

    In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and any merger agreement that it may enter into with the Company, Omnicare may explore any and all options which may be available. In this regard, and after expiration or termination of the Offer, Omnicare may seek to acquire additional Shares, through open market purchases, block trades, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Omnicare may determine, which may be more or less than the price offered or paid per Share pursuant to the Offer and could be for cash or other consideration.

    THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF THE COMPANY OR A SOLICITATION OF AGENT DESIGNATIONS TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY. ANY SOLICITATION OF PROXIES WHICH PURCHASER OR OMNICARE MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE 'EXCHANGE ACT').

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

    On the terms and subject to the conditions set forth in this Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and not properly withdrawn.

    'Expiration Date' means 12:00 Midnight, New York City time, on Thursday, September 5, 2002, unless we extend the period of time for which the Offer is open, in which event 'Expiration Date' means the latest time and date on which the Offer, as so extended, shall expire.

    The Offer is conditioned upon, among other things, (1) the Minimum Condition having been satisfied, (2) the Genesis Agreement Condition having been satisfied, (3) the Voting Agreements Condition having been satisfied, (4) the
Section 203 Condition having been satisfied, (5) any waiting periods under applicable antitrust laws having expired or been terminated, (6) the Approval Condition having been satisfied, (7) the Impairment Condition having been satisfied, (8) the Charter Condition having been satisfied and (9) the Break-Up Fee Condition having been satisfied. The Offer is also subject to other conditions as described in 'The Offer -- Conditions to the Offer.' If any such condition is not satisfied, we may: (a) terminate the Offer and return all tendered Shares; (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in 'The Offer -- Withdrawal Rights,' retain all Shares until the expiration date of the Offer as so extended; or (c) waive the Minimum Condition and, subject to any requirement to extend the period of time during which the Offer must remain open, purchase all Shares validly tendered prior to the Expiration Date and not properly withdrawn or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of our right to extend, amend, delay or terminate the Offer, see 'The
Offer -- Extension of Tender Period; Termination; Amendment' and 'The
Offer -- Conditions to the Offer.'

    Under the Exchange Act Rule 14d-11, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days following the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already would have been completed.

    Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

    On the date of this Offer to Purchase, Omnicare beneficially owns 1,000 shares of Class A Common Stock. According to the Company's Current Report on Form 8-K filed July 30, 2002, there were 18,460,599 shares of Class A Common Stock (exclusive of 1,000 shares of such class owned by Omnicare) and 5,255,210 shares of Class B Common Stock outstanding as of July 28, 2002. For purposes of the Minimum Condition, 'fully diluted basis' assumes that all outstanding stock options are presently exercisable, and, 'after consummation of the Offer' assumes that all outstanding shares of Class B Common Stock have converted into shares of Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company. The actual minimum number of Shares required to satisfy the Minimum Condition will depend on the facts as they exist on the date of purchase.

2. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

    We reserve the right to extend the Expiration Date, in our sole discretion, if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived. We also have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the 'SEC') or the SEC Staff applicable to the Offer or any period required by applicable law. We expressly reserve the right to waive (to the extent legally permissible) any of the conditions to the Offer, to make any change in the terms of our conditions to the Offer and to provide a subsequent offering period for the Offer in accordance with the Exchange Act Rule 14d-11.

    If we increase or decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If we make a material change in the terms of the Offer (other than a change in the price to be paid in the Offer or the percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the Offer or the percentage of Shares sought in the Offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response. 'Business day' means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of the Exchange Act Rule 14e-1(d). Subject to applicable law (including the Exchange Act Rules 14d-4(d) and 14d-6(c), which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release through PR Newswire.

    If we extend the time during which the Offer is open, or if we are delayed in its acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under 'The Offer -- Withdrawal Rights.' However, our ability to delay the payment for Shares that we have accepted for payment is limited by the Exchange Act Rule 14e-1(c), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

    Pursuant to the Exchange Act Rule 14d-5 and Section 220 of the DGCL, requests are being made to the Company for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such requests, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares.

3. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of the conditions set forth in 'The
Offer -- Conditions to the Offer.' In addition, we reserve the right, subject to compliance with the Exchange Act Rule 14e-1(c), to delay the acceptance for payment or payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption 'The Offer -- Certain Legal Matters; Regulatory Approvals.' For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see 'The Offer -- Extension of Tender Period; Termination; Amendment.'

    For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in 'The Offer -- Procedure for Tendering Shares')) and a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see 'The Offer -- Procedure for Tendering Shares.'

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. IF WE INCREASE THE CONSIDERATION TO BE PAID FOR SHARES PURSUANT TO THE OFFER, WE WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER.

    We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment. If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility, as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

4. PROCEDURE FOR TENDERING SHARES.

    VALID TENDER OF SHARES. To tender Shares pursuant to the Offer, either
(1) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) the share certificate(s) evidencing the Shares (the 'Share Certificates') to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (2) the guaranteed delivery procedure described below must be complied with.

    The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary including, in the case of a book-entry transfer, by Agent's Message. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry

Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (each an 'Eligible Institution'). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (2) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5, 6 and 7 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If you wish to tender Shares pursuant to the Offer and cannot deliver such Share Certificates and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

    (c) the Share Certificates (or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured.

    BACKUP WITHHOLDING. Under U.S. federal income tax law, the Depositary may be required to withhold a portion of any payments made to certain stockholders pursuant to the Offer or the Proposed Merger. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number ('TIN') and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder, and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form

W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a properly completed Form W-8BEN (or successor form) in order to avoid backup withholding with respect to payments made to you.

    GRANT OF PROXY. By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint designees of Purchaser as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

    The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

    The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered and (2) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

    VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Omnicare, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. WITHDRAWAL RIGHTS.

    You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 6, 2002 unless such Shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this section.

    To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in 'The Offer
 -- Procedures for Tendering Shares' at any time prior to the Expiration Date.

    We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Omnicare, Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

    If Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period or to Shares tendered in the Offer and accepted for payment.

6. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain U.S. federal income tax consequences of the Offer and the Proposed Merger to stockholders of the Company whose shares are tendered and accepted for payment pursuant to the Offer, or whose shares are converted to cash in the Proposed Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the 'Code'), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to stockholders who hold their shares as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a 'straddle' or as part of a 'hedging' or 'conversion' transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This summary does not discuss the U.S. federal income tax consequences to any stockholder of the Company who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the Offer or the Proposed Merger.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

    The receipt of cash in exchange for Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Proposed Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Proposed Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to the Proposed Merger. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the Shares for more than one year. Long-term capital gain of noncorporate stockholders is generally taxable at a maximum rate of 20%. Certain limitations apply to the use of capital losses.

7. PRICE RANGE OF CLASS A COMMON STOCK; DIVIDENDS.

    The Class A Common Stock is traded on the Over-The-Counter Bulletin Board (the 'OTCBB') under the symbol 'NCSS.OB.' The shares of Class B Common Stock are not publicly traded. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock at the option of the holder of the share of Class B Common Stock. The following table sets forth, for each of the periods indicated based on the Company's fiscal year that ends on June 30, the high and low intra-day sales prices per share of the Class A Common Stock on the OTCBB based on published financial sources. The Company has not declared or paid cash dividends on its stock for the periods represented below.

                                                              HIGH     LOW
                                                              ----     ---
Fiscal 2001
    First Quarter...........................................  $0.78   $0.19
    Second Quarter..........................................   0.55    0.10
    Third Quarter...........................................   0.50    0.10
    Fourth Quarter..........................................   0.37    0.16

Fiscal 2002
    First Quarter...........................................  $0.25   $0.16
    Second Quarter..........................................   0.24    0.12
    Third Quarter...........................................   0.21    0.07
    Fourth Quarter..........................................   0.26    0.11

Fiscal 2003
    First Quarter through August 7, 2002....................  $2.92   $0.26

    On July 26, 2002, the last full trading day before the date the Company entered into the Genesis Agreement, the closing price per share of the Class A Common Stock was $0.74.

    On July 31, 2002, the last full trading day before Omnicare's intention to commence the Offer was announced, the reported closing price per share of Class A Common Stock was $1.73.

    On August 7, 2002, the last full trading day before the commencement of the Offer, the reported closing price per share of the Class A Common Stock was $2.25.

    WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF CLASS A COMMON STOCK.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is a Delaware corporation, with principal executive offices at 3201 Enterprise Parkway, Beachwood, Ohio 44122. The telephone number of the Company's executive offices is (216) 378-6800. The Company is a leading independent provider of pharmacy services to long-term care institutions, including skilled nursing facilities, assisted living facilities and other institutional health care settings. The Company purchases and dispenses prescription and non-prescription pharmaceuticals and provides client facilities with related management services, automated medical record keeping, drug therapy evaluation and regulatory assistance. The Company also provides various ancillary health care services to complement its core pharmacy services, including infusion therapy, nutrition management, software services, and other services.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the

Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Copies of such material can also be obtained at the Web site maintained by the SEC at http://www.sec.gov.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND OMNICARE.

    GENERAL. Purchaser is a Delaware corporation incorporated on July 31, 2002, with principal executive offices at 100 East RiverCenter Boulevard, Covington, Kentucky 41011. The telephone number of Purchaser's principal executive offices is (859) 392-3300. Purchaser was formed solely for the purposes of engaging in the Offer and the Proposed Merger. To date, Purchaser has engaged in no activities other than those incident to Purchaser's formation and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of Omnicare.

    Omnicare is a Delaware corporation with principal executive offices at 100 East RiverCenter Boulevard, Covington, Kentucky 41011. The telephone number of Omnicare's executive offices is (859) 392-3300. Omnicare is a leading provider of pharmacy services to long-term care institutions such as skilled nursing facilities, assisted living facilities and other institutional health care facilities. Omnicare also provides comprehensive clinical research for the pharmaceutical and biotechnology industries. Omnicare operates in two business segments. The largest segment, pharmacy services, provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities. Pharmacy services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in such facilities. Omnicare also provides consultant pharmacist services, including evaluating residents' drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy and dialysis, distributes medical supplies and offers clinical and financial software information systems to its client long-term care facilities. At March 31, 2002, Omnicare provided pharmacy services to approximately 729,500 residents in long-term care facilities in 45 states. Omnicare also provides pharmaceutical case management services for those over 65 who have drug benefits under corporate-sponsored retirement programs. The pharmacy services segment provides no services outside of the United States.

    Omnicare's other business segment is contract research organization services ('CRO Services'). CRO Services is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries, operating in 27 countries around the world.

    The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Omnicare and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase. Except as set forth in this Offer to Purchase, during the past two years, none of us, nor, to our best knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or entered into any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of the persons listed in Schedule I, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our best knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as described in Schedule I, none of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    As of the date of this Offer to Purchase, Omnicare beneficially owns 1,000 shares of Class A Common Stock, representing less than 1% of the outstanding Shares. Transactions in the Shares by Omnicare effected in the past 60 days are described in Schedule II to this Offer to Purchase. All such transactions were effected by Omnicare in the open market within the price ranges per share of Class A Common Stock indicated on Schedule II.

    AVAILABLE INFORMATION. Omnicare is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Omnicare is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Omnicare. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in 'Certain Information Concerning the Company -- Available Information.'

10. SOURCE AND AMOUNT OF FUNDS.

    The offer is not subject to any financing conditions. We will need approximately $95 million to purchase all of the outstanding Shares (assuming the exercise of all outstanding stock options) pursuant to the Offer and to pay related fees and expenses. In addition, we currently intend, after the Effective Time, to pay off the Company's line of credit pursuant to the Credit Agreement, dated as of June 1, 1998, among the Company and the lending institutions named therein as lenders, which had approximately $206 million outstanding as of March 31, 2002 (the 'Line of Credit'). We also currently intend, after the Effective Time, to redeem the Company's 5 3/4% convertible subordinated debentures in accordance with their terms, of which approximately $102 million were outstanding as of March 31, 2002 (the '5 3/4% Notes'). Omnicare will ensure that Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Proposed Merger, pay off the Line of Credit and redeem the 5 3/4% Notes.

    Omnicare has possession of, or has available to it, sufficient funds to close the Offer and the Proposed Merger. Omnicare intends to obtain the necessary funds from available cash and working capital and expects to obtain the balance of the funds required to close the Offer from Omnicare's current revolving credit facility which is provided by Bank One, NA, having its principal office in Chicago, Illinois ('Bank One'), as administrative agent, Banc One Capital Markets, Inc., as joint lead arranger and sole book runner, UBS Warburg LLC, as joint lead arranger and syndication agent, Lehman Commercial Paper Inc., as syndication agent, SunTrust Bank, as documentation agent, and Deutsche Bank AG, New York Branch, as documentation agent (the 'Revolving Credit Facility').

    The Revolving Credit Facility consists of a $500 million revolving loan commitment, inclusive of a $25 million letter of credit subfacility, that has a final maturity of March 20, 2004 and allows us to reduce the commitment in increments of $5 million. The $25 million letter of credit subcommitment allows for the issuance of letters of credit that have a maximum duration not to exceed the maturity of the facility. The Revolving Credit Facility is guaranteed by subsidiaries that, together with Omnicare in the aggregate, account for at least 90% of our consolidated assets and revenues. Loans under the Revolving Credit Facility bear interest, at our option, at a rate equal to either (i) the higher of (a) Bank One's prime rate or (b) the federal funds rate plus 0.50% or (ii)(a) the quotient of
(A) the interest rate in the London interbank market for loans of the same general interest period duration, divided by (B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus (b) between one and one-quarter percent and two and one-half percent, depending on certain senior long-term debt ratings.

    The Revolving Credit Facility limits, among other things, our ability to incur contingent obligations, to make investments, to make additional acquisitions or merge with another entity, to sell or to create or incur liens on assets, to repay other indebtedness prior to its stated maturity and to amend certain indentures to which we are a party. In addition, the Revolving Credit Facility requires us to meet certain financial tests. We can reborrow amounts repaid under the Revolving Credit Facility prior to maturity. Omnicare currently has made no plans or arrangements to finance or repay such borrowings.

    The foregoing summary of the Revolving Credit Facility is qualified in its entirety by reference to the text of the Revolving Credit Facility, a copy of which has been incorporated by reference as an exhibit to the Schedule TO filed by Omnicare and Purchaser in connection with the Offer. The Revolving Credit Facility may be inspected at, and copies may be obtained from, the same places and in the manner set forth in 'The Offer -- Certain Information Concerning Purchaser and Omnicare -- Available Information.'

    As of the date of this Offer to Purchase, Omnicare has obtained the necessary consents from its lenders under its existing bank facilities to pay off the Line of Credit and to redeem the 5 3/4% Notes in connection with the Offer and Proposed Merger.

11. BACKGROUND OF THE OFFER.

    As part of the continuous evaluation of its business, Omnicare regularly considers a variety of strategic options and potential transactions. As part of this process, Omnicare has evaluated various alternatives for expanding its business, including a potential acquisition of the Company, and has completed numerous acquisitions in the institutional pharmacy industry since 1988.

    On April 21, 2000, the Company received a formal notice of default from the bank group for its senior credit facility. The Company's closing stock price on the last trading day before April 21 was $1.38. Over the next few months, the Company's stock price fell to $0.31 per share and, on August 18, 2000, the Company stated publicly that it had engaged UBS Warburg LLC, as its financial advisor, to assist the Company in exploring strategic alternatives. Despite the Company's efforts to identify strategic alternatives, none were announced. During this period, the Company's stock price continued to fall and by the end of the year, the Company's stock price was $0.10 per share. The Company, thereafter, elected not to make the semi-annual $2.875 million interest payment due February 15, 2001 on the 5 3/4% Notes. The Company also engaged Brown, Gibbons, Lang & Company L.P., a firm that provides financial advisory services in connection with corporate restructurings ('Brown Gibbons'), to act as the Company's sole financial advisor in its discussions with its bank group with respect to certain defaults under its senior credit facility and in its discussions with an ad hoc committee of holders (the 'Ad Hoc Committee') of the 5 3/4% Notes regarding a possible restructuring of that indebtedness.

    In June 2001, Omnicare retained Merrill Lynch and Dewey Ballantine as its financial and legal advisors, respectively, to assist it in negotiating a transaction with the Company. At an industry conference in July 2001, Omnicare's president and chief executive officer met with the chief executive officer of the Company, and, during this meeting, Omnicare's president and chief executive officer expressed an interest in a potential acquisition by Omnicare of the Company. Thereafter, on July 20, 2001, the Company's chief executive officer contacted Omnicare's president and chief executive officer and indicated that the Company's Board of Directors would review Omnicare's interest in an acquisition of the Company. Later that day, in a letter addressed to the Company's chief executive officer (with a copy to each of the members of the Company's Board of Directors), Omnicare reiterated its interest in an acquisition of the Company and provided additional detail regarding its proposal. In that letter, Omnicare's president and chief executive officer indicated that Omnicare was prepared to offer approximately $225 million in cash to acquire the assets of the Company and to discuss the details of its proposal. The July 20 letter indicated that Omnicare would require limited due diligence to confirm certain key assumptions. In an effort to facilitate discussions regarding a potential transaction and the exchange of information, Omnicare and the Company, through their respective legal and financial advisors, began negotiating the terms of a confidentiality agreement. By letter dated August 9, 2001, the Company's counsel requested that Omnicare indicate in writing specifically the limited due diligence materials that it would need to review. The letter further stated that representatives of Omnicare should not directly contact representatives of the Company, but rather that all future communications should be conducted through the parties' respective advisors. On August 17, 2001, the Company stated publicly that, along with its financial advisor Brown Gibbons, it was also discussing various strategic alternatives with third parties.

    On August 29, 2001, frustrated by the slow pace of the negotiation of the confidentiality agreement, Omnicare sent a written proposal to the Company, in which Omnicare offered to pay $270 million in cash to acquire the Company, excluding cash and certain liabilities. In light of the Company's then-existing financial situation, and the fact that the Company's stock was trading at $0.21 per share, Omnicare's proposal contemplated a purchase by Omnicare of the Company pursuant to Section 363 of the United States Bankruptcy Code. In its written proposal on August 29, Omnicare indicated that it was willing to discuss the details of its proposal and any alternative transaction structures. The proposal also was sent to the Company's and the Ad Hoc Committee's legal and financial advisors. The Company never responded to Omnicare's written proposal.

    In late September 2001, however, advisors to the parties continued to negotiate and finally agreed to the terms of a confidentiality agreement, which was dated as of August 29, 2001, the date of Omnicare's original proposal. At the end of September 2001, Brown Gibbons provided Merrill Lynch with certain limited non-public business and financial information regarding the Company, including its current fiscal year estimated financial forecast through June 30, 2002. Unfortunately, this information was of limited value because it lacked sufficient detail or explanation regarding the manner in which the forecast was derived. Despite repeated requests from Merrill Lynch to provide the necessary detail, the Company did not provide any information regarding the Company's pharmaceutical purchases, including volume and pricing information for key drugs, or its costs of distribution on a per distribution center basis. Omnicare viewed this information as necessary for an assessment of the potential synergies that could be achieved from a transaction with the Company, which, in turn, would provide Omnicare with a basis for potentially increasing its offer.

    In October 2001, Merrill Lynch and Brown Gibbons met to discuss the confidential information that had been provided to Omnicare to date. Brown Gibbons provided Merrill Lynch with a schedule that indicated that a combination of the businesses of Omnicare and the Company could result in synergies of approximately $77 million to $87 million. Brown Gibbons, however, refused to provide Merrill Lynch with sufficient detail to support the synergy data. At the October 2001 meeting, Brown Gibbons also proposed a transaction pursuant to which, among other things, Omnicare would buy the Company, make a modest cash payment to the equity holders and repay the Notes at a modest discount to par.

    Omnicare ultimately concluded, along with Merrill Lynch, that the forecast provided by Brown Gibbons lacked sufficient detail to be meaningful and, as a consequence, Omnicare did not rely on such forecast and did not believe that it had sufficient data to evaluate Brown Gibbons' proposal.

    Although the Company was experiencing financial difficulty and had previously stated publicly that it had retained financial advisors to explore strategic alternatives, during the period from August to mid-November 2001, the Company failed to respond to Omnicare's repeated requests for the information described above or to engage in any meaningful discussions regarding a potential transaction with Omnicare.

    Frustrated by the lack of any response from the Company's senior management, Omnicare arranged a meeting with a representative of the Ad Hoc Committee, together with its financial and legal advisors, to discuss Omnicare's interest in acquiring the Company. On November 15, 2001, representatives of Omnicare and the Ad Hoc Committee met to discuss a potential transaction involving the Company. The Ad Hoc Committee stated that it believed that it could obtain the Company's support for a transaction in which Omnicare would acquire the assets of the Company, if Omnicare and the Ad Hoc Committee reached an agreement as to the appropriate price. Following the November 15, 2001 meeting, Omnicare and the Ad Hoc Committee continued to discuss a potential transaction involving the Company. On January 29, 2002, Omnicare and the Ad Hoc Committee agreed that Omnicare would acquire the assets of the Company for approximately $313,750,000 in cash. At the conclusion of this meeting, the Ad Hoc Committee indicated that it could obtain the Company's support for the proposed transaction.

    From late January until early March 2002, the Ad Hoc Committee and Omnicare negotiated a term sheet for the potential transaction. In early March 2002, Omnicare was advised by counsel to the Ad Hoc Committee that the Company had not been participating with the Ad Hoc Committee in the review and negotiation of the term sheet. At that point, Omnicare and the Ad Hoc Committee agreed that, in an effort to make progress on the transaction, Omnicare would produce a draft asset purchase agreement for the proposed transaction reflecting the negotiations to date, and that the Ad Hoc Committee would present the draft to the Company. Omnicare urged that the Company become directly involved in the process. On March 25, 2002, Omnicare delivered a draft asset purchase agreement to the Ad Hoc Committee and was advised by the Ad Hoc Committee and its counsel that the draft would be conveyed to, and discussed with, the Company. After repeated inquiries as to the status of these discussions with the Company concerning the draft, the Ad Hoc Committee sent a revised version of the asset purchase agreement to Omnicare on May 22, 2002. Omnicare was advised by counsel to the Ad Hoc Committee that the revised document reflected the Company's comments.

    Omnicare and its advisors were concerned that the revised draft asset purchase agreement delivered to Omnicare resolved virtually no issues between the parties and again urged that the parties meet to negotiate. On July 15, 2002, the Company's stock price rose from $0.28 to $0.45 and the trading volume increased from approximately 17,000 shares on the prior trading day to approximately 320,000 shares per day. The dramatic increase in the Company's stock price and trading volume, coupled with the fact that Omnicare was still unable to obtain a meeting with, or get a response from, the Company, led Omnicare to become increasingly concerned that the Company was negotiating with others to the exclusion of Omnicare. During the week of July 22, 2002, Omnicare's lawyers contacted counsel to the Ad Hoc Committee to schedule a meeting for the week of July 30, 2002. Omnicare's lawyers were advised by the Ad Hoc Committee's counsel that the Ad Hoc Committee's counsel would see if their clients were available on those dates and would get back to Omnicare. While Omnicare awaited confirmation of the meeting date, it became even more concerned that the Company might be negotiating a transaction with another party. It had then been approximately one year since Omnicare had submitted its initial written proposal expressing an interest in acquiring the Company, Omnicare had made repeated requests to discuss its proposal with the Company, the Company was experiencing financial difficulties and Omnicare still had not been able to hold any discussions with the Company regarding Omnicare's interest in acquiring the Company. In an effort to focus the Company on its proposal, on July 26, 2002, Omnicare sent the following letter to the Company and each of its board members:

                         [LETTERHEAD OF OMNICARE, INC.]

                                                July 26, 2002

    CONFIDENTIAL

    Mr. Jon H. Outcalt
    Chairman of the Board of Directors
    NCS Healthcare, Inc.
    3201 Enterprise Parkway
    Suite 220
    Beachwood, Ohio 44122

    Dear Mr. Outcalt:

    As you know, Omnicare and representatives of NCS have held discussions over an extended period of time regarding an acquisition of NCS by Omnicare. We are disappointed that these discussions have not progressed in any material way.

    We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. In an effort to consummate a mutually beneficial transaction, our Board has authorized us to propose that Omnicare acquire NCS through a negotiated merger transaction in which (i) NCS stockholders would receive $3.00 in cash for each share of outstanding common stock, representing a premium of more than 410% over your closing stock price on July 25, 2002 and (ii) Omnicare would assume and/or retire existing NCS debt at its full principal amount plus accrued interest. If you prefer, we would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. We believe this proposal provides exceptional value to the NCS security holders.

    As I am sure you are aware, Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year. We have, as you do, an enviable reputation for the quality of our products and service. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' services, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

    Of course, our proposal contemplates, among other things, the negotiation and execution of a mutually acceptable definitive merger agreement, which we believe can be accomplished very quickly. The definitive merger and other agreements will contain provisions customary for transactions of this type, including the receipt of any required regulatory and third party approvals and consents. Please note that we will not request voting or similar agreements from any NCS stockholder, since we believe that the stockholders should have the option to choose a transaction providing them with the greatest value. In addition, since we have not yet been afforded the opportunity to conduct any meaningful due diligence, we would like to conduct an expedited due diligence investigation of NCS, which we expect can be completed in seven to ten days from the date materials are made available to us.

    We hope that you and the other members of the NCS Board of Directors will view this proposal as we do -- an excellent opportunity for the equity and debt holders of NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We wish, and are prepared, to meet immediately with you and your directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

    We trust that you and the other members of the NCS Board of Directors will give this proposal prompt and serious consideration. At this point we expect that this letter and its contents will remain confidential. We are sending copies of this letter to Mr. Kevin Shaw and the other members of the Board of Directors so they can familiarize themselves with our proposal. We would request a response as soon as possible and hope this transaction can be concluded on a consensual basis.

    We look forward to hearing from you.

    Sincerely,

    Joel F. Gemunder
    President and Chief Executive Officer

    cc: NCS Board of Directors

    In addition, on July 26, 2002, Omnicare's president and chief executive officer, attempted to contact the Company's chairman and its chief executive officer to advise them that the proposal was being sent to their offices and to offer to meet and discuss Omnicare's proposal as soon as possible. Although Omnicare's president and chief executive officer was not able to reach either the Company's chairman or chief executive officer directly, he did leave each of them a voicemail message regarding the proposal and his interest in hearing from them as soon as possible. In addition, Omnicare's legal and financial advisors attempted to contact the Company's legal and financial advisors and left messages for each of them requesting a return phone call to discuss the proposal.

    In response to the July 26, 2002 letter, a representative of the Ad Hoc Committee contacted the president and chief executive officer of Omnicare and acknowledged that the Company was in discussions with another potential purchaser. Omnicare received no response to its July 26 letter from either the Company or its advisors. On July 29, compelled by the Company's failure to respond to Omnicare's July 26 letter and telephone calls, Omnicare sent the following letter to the Company and made its contents public:

                         [LETTERHEAD OF OMNICARE, INC.]

                                                July 28, 2002

    Mr. Jon H. Outcalt
    Chairman of the Board of Directors
    NCS Healthcare, Inc.
    3201 Enterprise Parkway
    Suite 220
    Beachwood, Ohio 44122

    Dear Mr. Outcalt:

    We are writing to express our disappointment that NCS and its representatives have continued to refuse to meet with us to discuss our proposal to acquire NCS. Consequently, we feel obligated to send you this letter and make it public so your equity and debt holders are aware of our proposal. As you know, we have previously proposed that Omnicare would acquire NCS in a merger transaction pursuant to which NCS stockholders would receive $3.00 per share in cash (representing more than 4x your current stock price, which is already at its highest level in two years) and Omnicare would assume and/or retire existing NCS debt at its full principal amount plus accrued interest. This proposal would provide almost $400 million in cash to your security holders. We continue to believe this proposal provides exceptional value to the NCS security holders.

    Our Board has authorized this proposal, and we are prepared to negotiate quickly and execute a mutually acceptable definitive merger agreement. To help clarify our proposal, we have enclosed a draft merger agreement, which contains provisions customary for transactions of this type. Please note that our proposal is not subject to any financing contingencies. Also, we will not request voting or similar agreements from any NCS stockholder, and we are not requesting a 'break-up' or similar fee that might act as a deterrent to someone willing to provide greater value to NCS's equity and debt holders. We believe that the security holders of NCS should have the option to choose a transaction providing them with the greatest value without any impediment to that choice or the payment of any penalty for that choice.

    As I am sure you are aware, Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year, and has completed numerous acquisitions in this industry since 1988. In addition, we have been analyzing a combination of our two companies for quite some time with the assistance of Merrill Lynch, our financial advisor, and Dewey Ballantine, our legal counsel. We have done extensive due diligence on NCS's public filings and are extremely comfortable with that information. Consequently, we need to do only confirmatory due diligence, which would involve only a review of certain non-public information typical for a transaction of this type. We believe that, with your cooperation, we can complete our confirmatory due diligence and execute a definitive merger agreement in one week.

    We hope that you and the other members of the NCS Board of Directors will view this proposal as we do -- an excellent opportunity for the equity and debt holders of NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. With respect to structure, we would be willing to discuss acquiring the securities of NCS in a tender offer. We wish, and are prepared, to meet immediately with you and the other directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

    We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. We trust that you and the other members of the NCS Board of Directors will give this proposal immediate and serious consideration. Your fiduciary duties to your equity and debt holders require no less.

    We look forward to hearing from you promptly.

    Sincerely,

    Joel F. Gemunder
    President and Chief Executive Officer

    cc: NCS Board of Directors

    On July 29, 2002, after Omnicare's letter was sent to the Company and made public, the Company announced that it had entered into an agreement to be acquired by Genesis.

    By August 1, 2002, Omnicare still had not been contacted by the Company regarding its proposal. In light of the Company's continued refusal to respond to its proposal, Omnicare reluctantly concluded that it had no choice but to file suit. On that same day, Omnicare commenced an action in Delaware Chancery Court seeking, among other things, injunctive relief prohibiting the Company's Board of Directors, Genesis and Geneva Sub from taking further steps with respect to the Genesis Agreement and declaring that agreement and the related Voting Agreements null and void. The Complaint alleges, among other things, that the Genesis Agreement is a low-premium acquisition of the Company for far less than what Omnicare has offered and that the members of the Company's Board of Directors have breached their fiduciary duties to the Company's stockholders by declining even to consider Omnicare's superior offer and by agreeing to terms in the Genesis Agreement that effectively 'lock up' Genesis's acquisition of the Company, thereby forcing an inferior deal upon the Company's stockholders and making it impossible for Omnicare's offer, or any other offer from any other bidder, to be accepted.

    Omnicare also announced that it would commence a tender offer to acquire the Shares and to increase its offer price per share to $3.50. Omnicare issued the following press release announcing this course of action:

              Omnicare Files Lawsuit to Set Aside Merger Agreement
               Between Genesis Health Ventures and NCS HealthCare
        Intends to Commence Cash Tender Offer for NCS at $3.50 per Share

    COVINGTON, Ky. -- August 1, 2002 -- Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced that it has filed a lawsuit in Delaware Chancery Court to set aside the merger agreement between Genesis Health Ventures, Inc. (NASDAQ: GHVI) and NCS HealthCare, Inc. (NCSS.OB) and certain related voting agreements.

    On July 26, Omnicare made an offer to NCS to acquire all the outstanding shares of NCS for $3.00 per share in cash. Omnicare made the offer public on July 29 after receiving no response from NCS or its advisors. Later on July 29, NCS announced that they had entered into an agreement to be acquired by Genesis Health Ventures despite the fact that the Genesis stock offer was approximately half the value of Omnicare's all-cash offer.

    Omnicare also announced today that it intends to commence shortly a cash tender offer for all of the outstanding shares of common stock of NCS. Omnicare stated that it will raise its offer to $3.50 per share.

    Joel F. Gemunder, president and chief executive officer of Omnicare, said, 'We are taking these steps after continued refusals by NCS to discuss Omnicare's offer to acquire the company. We believe that the board of directors of NCS has breached its fiduciary duties by entering into the Genesis agreement while they were fully aware of our superior offer. Omnicare's offer will deliver more than twice the value to NCS stockholders, and the NCS board should not prevent their stockholders from accepting this offer.'

    Dewey Ballantine LLP is acting as legal counsel to Omnicare and Merrill Lynch is acting as financial advisor.

    On August 8, 2002, Purchaser and Omnicare commenced the Offer.

12. PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. The purpose of the Proposed Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to consummate the Proposed Merger as promptly as practicable.

    If Purchaser owns 90% or more of the outstanding shares of each class of Shares, following consummation of the Offer, Purchaser intends to consummate the Proposed Merger as a 'short-form' merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the Company's Board of Directors would be required. Upon consummation of the Proposed Merger, the Company will become a wholly-owned subsidiary of Omnicare.

    If Purchaser owns less than 90% of the outstanding Shares, following the consummation of the Offer, the Company's Board of Directors will be required to submit the Proposed Merger to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with Delaware law. If the Minimum Condition, the Section 203 Condition and the Charter Condition are satisfied, we will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Proposed Merger at the stockholders' meeting without the affirmative vote of any other stockholder.

    PLANS FOR THE COMPANY. In connection with this Offer, Omnicare has reviewed and will continue to review various possible business strategies that it might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer, the Proposed Merger or otherwise. Following a review of additional information regarding the Company, such changes could include, among other things, changes in the Company's business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE CLASS A COMMON STOCK; REGISTRATION UNDER THE EXCHANGE ACT.

    According to the Company's annual report on Form 10-K for the fiscal year ended June 30, 2001 (the 'Annual Report'), (i) prior to December 8, 1999, shares of Class A Common Stock were traded on the Nasdaq National Market, (ii) between December 8, 1999 and October 9, 2000, shares of Class A Common Stock were traded on the Nasdaq SmallCap Market and (iii) since October 9, 2000, shares of Class A Common Stock have been trading on the over-the-counter market Pink Sheets Electronic Quotation Service. According to publicly available information, shares of Class A Common Stock are now quoted on the OTCBB. The purchase of shares of Class A Common Stock by Purchaser pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for the shares of Class A Common Stock and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding the shares, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms, and other factors.

    According to the Company's Annual Report, there were approximately 228 holders of record of the Class A Common Stock, and approximately 21 holders of record of Class B Common Stock as of September 20, 2001. Also according to the Company's Annual Report, these figures do not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms and banks. Purchaser believes that the shares of Class A Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the shares of Class A Common Stock are not listed on a 'national securities exchange' and there are fewer than 300 record holders. This would substantially reduce the information required to be furnished by the Company to holders of shares of Class A Common Stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of the Exchange Act Rule 13e-3 with respect to 'going private' transactions, no longer applicable to the shares of Class A Common Stock. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

    The shares of Class B Common Stock are not publicly traded and are not registered under the Exchange Act.

14. DIVIDENDS AND DISTRIBUTIONS.

    If on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under 'The Offer -- Conditions to the Offer,' we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

15. CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if prior to the Expiration Date, any of the Minimum Condition, the Genesis Agreement Condition, the Voting Agreements Condition, the Section 203 Condition, the Approval Condition, the Impairment Condition, the Charter Condition or the Break-Up Fee Condition has not been satisfied, or any waiting periods under applicable antitrust laws shall not have expired or been terminated. Furthermore, notwithstanding any other provision of the Offer, prior to the Expiration Date, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions exist:

           (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Proposed Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly,
       (1) prohibits, or imposes any limitations on, Purchaser's or Omnicare's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their businesses or assets or any material portion of the Company's businesses or assets, or compels Omnicare or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their assets or any material portion of the Company's business or assets, (2) prohibits, restrains or makes or seeks to make illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Proposed Merger, (3) imposes material limitations on the ability of Purchaser or Omnicare (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the Company's stockholders, (4) imposes limitations on the ability of Purchaser or Omnicare (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (5) seeks to require divestiture by Omnicare, Purchaser or any affiliate of Omnicare of any Shares, (6) imposes or seeks to impose any material condition to the Offer which is unacceptable to Omnicare or Purchaser, (7) could result in a diminution of the value of the Shares or the benefits expected to be derived by Omnicare as a result of the Offer or the Proposed Merger, (8) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Omnicare, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the Offer or (9) otherwise materially adversely affects the Company and its subsidiaries or Omnicare or any of its Subsidiaries, including Purchaser, taken as a whole;

           (b) there shall be threatened or pending any action, suit, proceeding, application or counterclaim brought by or before a governmental or regulatory authority or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company, or any other person) (1) challenging or seeking to make illegal the acquisition by Omnicare or Purchaser of Shares or otherwise seeking to restrain, delay or prohibit the making or consummation of the Offer, the Proposed Merger or any other subsequent business transaction with the Company, (2) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements in connection with making the Offer, the acceptance for payment of, or payment for, any Shares by

       Purchaser or any other affiliate of Omnicare or the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith, or (3) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (9) of paragraph (a) above;

           (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (2) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity directly or indirectly involving the United States, (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (4) any decline in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq National Market by an amount in excess of 15% measured from the close of business on the date of the Offer to Purchase or (5) in the case of any of the foregoing (other than clause (4)) existing at the time of the Offer, a material acceleration or worsening thereof;

           (d) there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole;

           (e) any person (which includes a 'person' as such term is defined in Section 13(d)(3) of the Exchange Act), other than Omnicare, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 5% of the outstanding Shares, (other than the beneficial ownership that Genesis may be deemed to have acquired solely pursuant to the Voting Agreements as in effect prior to the date of this Offer to Purchase), or any group shall have been formed which beneficially owns more than 5% of the outstanding Shares, in each case other than any person or group that has disclosed such ownership prior to the date of the Offer, and no such person (other than Omnicare, Purchaser, any of their affiliates, or any group of which any of them is a member) or group shall have increased its beneficial ownership in the Company by more than 1% of the outstanding Shares or shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company (other than a filing pursuant to the HSR Act by Genesis in respect of the Genesis Agreement);

           (f) the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly:

           (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization;

           (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company (other than as aforesaid);

           (iii) issued, pledged, sold, authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options issued prior to the date of this Offer to Purchase, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing;

           (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company or issued, authorized, recommended or proposed the issuance or payment of any distribution;

           (v) altered or proposed to alter any material term of any outstanding security;

           (vi) incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

           (vii) except with respect to the Genesis Agreement, authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

           (viii) except with respect to the Genesis Agreement, authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the sole judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Omnicare or Purchaser, including an amendment to the Genesis Agreement;

           (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company's employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

           (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Omnicare shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

           (xi) amended or authorized or proposed any amendment to the Company's amended and restated certificate of incorporation or by-laws, or Omnicare shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

           (xii) issued, sold, or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice; or

           (xiii) agreed in writing or otherwise to take any of the forgoing actions or Omnicare or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

           (g) any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency (including a control bid filing with the Ohio Division of Securities and other matters described or referred to in 'The Offer -- Certain Legal Matters; Regulatory Approvals') shall not have been obtained on terms satisfactory to Omnicare;

           (h) Omnicare or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer or postponing the payment for the Shares thereunder, or Omnicare, Purchaser or any other affiliate of Omnicare shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; or

           (i) (1) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Omnicare of control of the Company) or (2) any material contractual right, intellectual property or supply agreement of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the Offer or the Proposed Merger;

which, in the judgment of Omnicare or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Omnicare or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

    The satisfaction or existence of any of the foregoing conditions to the Offer will be determined by Omnicare in its sole discretion. The foregoing conditions are for the sole benefit of Omnicare and Purchaser and may be asserted by Omnicare or Purchaser regardless of the circumstances giving rise to any such condition or may be waived (to the extent legally permissible) by Omnicare or Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Omnicare or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Omnicare or Purchaser concerning the events described in 'The Offer -- Conditions to the Offer' will be final and binding on all parties.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. We are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that, such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's, Omnicare's, Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See 'The Offer -- Conditions to the Offer.'

    STATE TAKEOVER LAWS. The Offer is conditioned upon, among other things, Omnicare being satisfied, in its sole discretion, that the provisions of Section 203 of the DGCL are inapplicable to and do not otherwise restrict the Offer and the Proposed Merger.

    Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined, generally, as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder, unless: (a) prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (b) upon consumma-tion of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least
66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Under Section 203, the restrictions described above do not apply if, among other things, (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203;
(b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by
Section 203; provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The NASDAQ Stock Market or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder 'inadvertently' and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under
Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or any subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

    The Company is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Proposed Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeover of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Except as described herein, we have not attempted to comply with any state takeover statutes in connection with this Offer or the Proposed Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Proposed Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Proposed Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See 'The Offer -- Conditions to the Offer.'

    Consummation of the Offer is conditioned upon the expiration of the period during which the Ohio Division of Securities may suspend the Offer pursuant to Sections 1707.01, 1707.041 and 1707.042 (collectively, the 'control bid law') of the Ohio Revised Code, without the occurrence of any such suspension or the invalidity of the control bid law.

    The control bid law regulates the purchase or offer to purchase of any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a 'control bid'). A subject company includes an issuer (such as the Company) that (i) either (a) has its principal place of business or principal executive offices located in Ohio or (b) owns or controls assets located in Ohio that have a fair market value of at least $1.0 million and (ii) has more than 10% of its beneficial or record equity security holders resident in Ohio, has more than 10% of its equity securities owned, beneficially or of record, by residents of Ohio or has 1,000 beneficial or record equity security holders who are resident in Ohio.

    The control bid law prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division of Securities and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division of Securities.

    Within five calendar days of such filing, the Ohio Division of Securities may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division of Securities summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division of Securities may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the control bid law has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division of Securities maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division of Securities and to reinstitute the control bid by filing new or amended information pursuant to the control bid law.

    On August 8, 2002, Omnicare filed the information required under the control bid law.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and the rules that have been promulgated thereunder by the Federal Trade Commission (the 'FTC'), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Omnicare intends to file a Notification and Report Form with respect to the Offer and the Proposed Merger with the Antitrust Division and the FTC on or about August 8, 2002. As a result, we anticipate that the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on or about Friday, August 23, 2002. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or as agreed to by Omnicare. A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

    Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See 'The Offer -- Conditions to the Offer.' Subject to certain circumstances described in 'The Offer -- Extension of Tender Period; Termination; Amendment,' any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See 'The Offer -- Withdrawal Rights.' If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of Omnicare's or the Company's material assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the businesses in which the Company is engaged, we do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See 'The
Offer -- Conditions to the Offer' for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    APPRAISAL RIGHTS. Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, however, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

    THE FOREGOING SUMMARY OF SECTION 262 DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262. FAILURE TO FOLLOW THE STEPS SECTION 262 REQUIRES FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

    ARTICLE VI OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. Article VI of the amended and restated certificate of incorporation of the Company provides that any business combination with a Related Person (as defined below) must be approved by at least 66 2/3% of the votes of the Shares outstanding (which must include 51% of the voting power of the Shares held by holders other than the Related Person) and the requisite vote of the holders of any preferred stock entitled to vote, if any. According to its terms, the supermajority provision does not apply if (a) the proposed business combination has been approved by a majority of all directors then in office or (b) if the stockholders are asked to approve or authorize a particular business combination as to which both of the following conditions are satisfied:

    (1) The aggregate consideration per Share equals or exceeds the greatest of:

        (x) the highest price per share paid or agreed to be paid by the Related Person to acquire beneficial ownership of the Shares;

        (y) the highest price at which Class A Common Stock or Class B Common Stock has been trading in the 24-month period immediately before the stockholder vote to approve the business combination; or

        (z) the per share book value of Class A Common Stock at the end of the calendar quarter immediately before the stockholder vote to approve the business combination; and

    (2) The consideration to be paid is in the same form and kind as the most favorable form and kind of consideration paid by the Related Person when it acquired beneficial ownership of the Shares.

    A 'Related Person' is any individual, corporation, partnership or other person or entity which, together with its affiliates and associates, beneficially owns 5% or more of the voting power of the outstanding Shares, and any affiliate or associate of any such person or entity. Shares held or controlled by a trustee, plan administrator or other such person under an employee benefit plan of the Company or its affiliates are not deemed to be beneficially owned for purposes of this definition.

    The determination of a majority of the 'Disinterested Directors' (as defined in Article VI of the amended and restated certificate of incorporation of the Company), made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with such Article VI, including without limitation, (i) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined therein and (ii) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of the Shares.

    The term 'business combination' shall mean (a) any merger or consolidation of the Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company, (e) the reclassification of the shares of stock of the Company generally possessing voting rights in elections for directors, the purchase by the Company of such shares, or the issuance by the Company of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which are directly or indirectly owned by any Related Person or
(f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

    The term 'Disinterested Director' means any member of the Board of Directors of the Company who is not the Related Person or an affiliate or associate of the Related Person and was a member of the Board prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then in office.

17. FEES AND EXPENSES.

    Merrill Lynch is acting as the Dealer Manager in connection with the Offer and as financial advisor to Omnicare in connection with the Offer and the Proposed Merger. Under an engagement letter, dated August 1, 2001, as amended, between Omnicare and Merrill Lynch, Omnicare agreed to pay Merrill Lynch (i) a fee of $600,000 upon the commencement of a tender offer to effect an 'Acquisition Transaction,' which is generally defined to include, among other things, an acquisition of a majority of the outstanding capital stock or debt of the Company, whether by way of a tender offer, exchange offer, negotiated purchase or other means, or a merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with Omnicare or its affiliate, (ii) a fee of $500,000 upon the execution of a definitive agreement to effect an aquisition transaction and (iii) an additional fee of $2,650,000 if, during the period Merrill Lynch is retained by Omnicare or within eighteen months thereafter, (a) an Acquisition Transaction is consummated or (b) Omnicare or its affiliate enters into a definitive agreement with the Company which subsequently results in an Acquisition Transaction. Omnicare also will pay Merrill Lynch's reasonable out-of-pocket expenses, including reasonable fees and disbursement of legal counsel, incurred in connection with Merrill Lynch's activities under the engagement letter, except that reimbursement for expenses relating to Merrill Lynch's legal counsel in excess of $75,000 is subject to the reasonable consent of Omnicare. Omnicare and Purchaser have agreed to indemnify Merrill Lynch against certain liabilities in connection with its services as the Dealer Manager and financial advisor, including certain liabilities under the U.S. federal securities laws. At any time, Merrill Lynch may trade the Shares for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Shares.

    We have retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

    In addition, we have retained The Bank of New York as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. LEGAL PROCEEDINGS

    On August 1, 2002, Omnicare commenced litigation against the Company and the Company's Board of Directors and Genesis and Geneva Sub in the Court of Chancery of the State of Delaware seeking, among other things, an order:

    (a) enjoining the Company, the Company's Board of Directors, Genesis and Geneva Sub and their respective agents and employees from taking any further steps or any actions with respect to the Voting Agreements and/or the Genesis Agreement;

    (b) declaring the Genesis Agreement and the Voting Agreements null and void; and

    (c) enjoining Genesis and Geneva Sub from aiding and abetting the breach by the Company's Board of Directors of their fiduciary duties under Delaware Law.

    To date, four purported class action lawsuits have been filed against the Company and the Company's Board of Directors in the Delaware Court of Chancery seeking, among other things, an order:

    (a) declaring the lawsuits to be class actions and certifying the respective plaintiffs as the class representative;

    (b) enjoining the proposed transaction between the Company and Genesis;

    (c) if the transaction is consummated prior to the entry of the Court's final judgment, rescinding it or awarding to the respective plaintiffs and the Class rescissory damages;

    (d) directing that defendants account to the respective plaintiffs and other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties; and

    (e) awarding the respective plaintiffs their costs and disbursements, including a reasonable allowance for the fees and expenses of plaintiffs' attorneys and experts.

    The first action was filed by Dr. Dorrin Beirch and Robert M. Miles. The second action was filed by Anthony Noble on August 1, 2002. The third and fourth actions were filed by Jeffrey Treadway and Tillie Saltzman on August 2, 2002.

19. MISCELLANEOUS.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Purchaser or Omnicare not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to the Exchange Act Rule 14d-3 furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in 'The
Offer -- Certain Information Concerning the Company -- Available Information' of this Offer to Purchase.

                                          NCS ACQUISITION CORP.

August 8, 2002

                                   SCHEDULE I
           DIRECTORS AND EXECUTIVE OFFICERS OF OMNICARE AND PURCHASER

    The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Omnicare are set forth below. References herein to 'Omnicare' mean Omnicare, Inc. Unless otherwise indicated below, the business address of each director and officer is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Omnicare. Except as described herein, none of the directors and officers of Omnicare listed below has, during the past five years,
(1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                                                 PRESENT PRINCIPAL
                                                             OCCUPATION AND FIVE YEAR
         NAME                     TITLE                         EMPLOYMENT HISTORY
         ----                     -----                         ------------------
Edward L. Hutton.....    Chairman                  Mr. Hutton is Chairman of Omnicare and has held
                                                   this position since May 1981. Additionally, he is
                                                   Chairman and a director of Chemed Corporation,
                                                   2600 Chemed Center, 255 East 5th Street,
                                                   Cincinnati, Ohio 45202 (a diversified public
                                                   corporation with interests in plumbing and drain
                                                   cleaning services, major appliance and heating and
                                                   ventilation and air conditioning repair services, and
                                                   health care services) ('Chemed'), and has held
                                                   these positions since November 1993 and April
                                                   1970, respectively. Previously, he was President and
                                                   Chief Executive Officer of Chemed, positions he
                                                   had held from April 1970 to November 1993, and
                                                   was Chairman and Chief Executive Officer of
                                                   Chemed from November 1993 until May 2001.

Joel F. Gemunder......   Director, President and   Mr. Gemunder is President and Chief Executive Officer
                         and Chief Executive       of Omnicare and has held these positions since May
                         Officer                   1981 and May 2001, respectively. Mr. Gemunder was an
                                                   Executive Vice President of Chemed and Group
                                                   Executive of its Health Care Group from May 1981
                                                   through July 1981 and a Vice President of Chemed from
                                                   1977 until May 1981. Mr. Gemunder is a director of
                                                   Chemed and Ultratech Stepper, Inc., 3050 Zanker Road,
                                                   San Jose, California 95134 (a manufacturer of photo-
                                                   lithography equipment for the computer industry).

                                                                 PRESENT PRINCIPAL
                                                             OCCUPATION AND FIVE YEAR
         NAME                     TITLE                         EMPLOYMENT HISTORY
         ----                     -----                         ------------------
Patrick E. Keefe......   Director, Executive       Mr. Keefe is Executive Vice President --
                         Vice President --         Operations of Omnicare and has held this
                         Operations                position since February 1997. Previously, he
                                                   was Senior Vice President -- Operations since
                                                   February 1994. From April 1993 to February
                                                   1994, he was Vice President -- Operations of
                                                   Omnicare. From April 1992 to April 1993, he
                                                   served as Vice President -- Pharmacy
                                                   Management Programs of Diagnostek, Inc., 4500
                                                   Alexander Blvd. NE, Albuquerque, New Mexico
                                                   87107 (mail-service pharmacy and health care
                                                   services) ('Diagnostek'). From September 1990
                                                   to April 1992, Mr. Keefe served as President
                                                   of HPI Health Care Services, Inc. ('HPI'), a
                                                   subsidiary of Diagnostek that was acquired
                                                   from Omnicare in August 1989. From August
                                                   1984 to September 1990, he served as
                                                   Executive Vice President of HPI.
Timothy E. Bien.......   Director, Senior Vice     Mr. Bien is Senior Vice
                         President --              President -- Professional Services and
                         Professional Services     Purchasing of Omnicare, a position he has
                         and Purchasing            held since May 1996. From May 1992 until May
                                                   1996, he served as Vice President of
                                                   Professional Services and Purchasing of
                                                   Omnicare. Prior to that, he was Vice
                                                   President and a former owner of Home Care
                                                   Pharmacy, address c/o Omnicare (skilled
                                                   nursing care facilities), a wholly-owned
                                                   subsidiary that Omnicare acquired in December
                                                   1988.
Cheryl D. Hodges......   Director, Senior Vice     Ms. Hodges is Senior Vice President and
                         President and Secretary   Secretary of Omnicare and has held these
                                                   positions since February 1994. From August
                                                   1986 to February 1994, she was Vice President
                                                   and Secretary of Omnicare. From August 1982
                                                   to August 1986, she served as Vice
                                                   President -- Corporate and Investor
                                                   Relations.
David W. Froesel,        Director, Senior Vice     Mr. Froesel is Senior Vice President and
  Jr..................   President and Chief       Chief Financial Officer of Omnicare and has
                         Financial Officer         held these positions since March 1996. From
                                                   May 1993 to February 1996, Mr. Froesel was
                                                   Vice President of Finance and Administration
                                                   at Mallinckrodt Veterinary, Inc., a
                                                   subsidiary of Mallinckrodt, Inc. 675
                                                   McDonnell Blvd., P.O. Box 5840, St. Louis,
                                                   Missouri, 63134 (in vitro and in vitro
                                                   diagnostic substances) ('Mallinckrodt'). From
                                                   July 1989 to April 1993 he was worldwide
                                                   Corporate Controller of Mallinckrodt Medical,
                                                   Inc., a subsidiary of Mallinckrodt.

                                                                 PRESENT PRINCIPAL
                                                             OCCUPATION AND FIVE YEAR
         NAME                     TITLE                         EMPLOYMENT HISTORY
         ----                     -----                         ------------------
Peter Laterza.........   Vice President and        Mr. Laterza is Vice President and General
                         General Counsel           Counsel of Omnicare and has held these
                                                   positions since August 1998. From October
                                                   1993 to June 1998, Mr. Laterza was Assistant
                                                   General Counsel of The Pittston Company, 1801
                                                   Bayberry Court, P.O. Box 18100, Richmond,
                                                   Virginia 23058 (security services, freight
                                                   transportation and mining and mineral
                                                   exploration).
Charles H. Erhart,       Director                  Mr. Erhart retired as President of W.R. Grace
  Jr..................                             & Co., 7500 Grace Drive, Columbia, Maryland
                                                   21044 (international specialty chemicals,
                                                   construction and packaging) ('Grace') in
                                                   August 1990. He had held this position since
                                                   July 1989. From November 1986 to July 1989,
                                                   he was Chairman of the Executive Committee of
                                                   Grace. From May 1981 to November 1986, he
                                                   served as Vice Chairman and Chief
                                                   Administrative Officer of Grace. Mr. Erhart
                                                   is a director of Chemed.
Sandra E. Laney.......   Director                  Ms. Laney is Senior Vice President and Chief
                                                   Administrative Officer of Chemed and has held
                                                   these positions since November 1993 and May
                                                   1991, respectively. From May 1984 to November
                                                   1993, she was a Vice President of Chemed. Ms.
                                                   Laney is a director of Chemed.
Andrea R. Lindell, ...   Director                  Dr. Lindell is Dean and Professor in the
  DNSc, RN                                         College of Nursing at the University of
                                                   Cincinnati, a position she has held since
                                                   December 1990. Dr. Lindell is also Associate
                                                   Senior Vice President and Vice Provost for
                                                   the Medical Center at the University of
                                                   Cincinnati, since July 1998 and June 2002,
                                                   respectively. She also serves as Interim Dean
                                                   of the College of Allied Health Sciences at
                                                   the University of Cincinnati. From August
                                                   1981 to August 1990, Dr. Lindell served as
                                                   Dean and a Professor in the School of Nursing
                                                   at Oakland University, Rochester, Michigan.
Sheldon Margen,          Director                  Dr. Margen is a Professor Emeritus in the
  M.D.................                             School of Public Health, University of
                                                   California, Berkeley, a position he has held
                                                   since May 1989. He had served as a Professor
                                                   of Public Health at the University of
                                                   California, Berkeley, since 1979.

                                                                 PRESENT PRINCIPAL
                                                             OCCUPATION AND FIVE YEAR
         NAME                     TITLE                         EMPLOYMENT HISTORY
         ----                     -----                         ------------------
Kevin J. McNamara.....   Director                  Mr. McNamara is President and Chief Executive
                                                   Officer of Chemed and has held these
                                                   positions since August 1994 and May 2001,
                                                   respectively. From November 1993 to August
                                                   1994, Mr. McNamara was Executive Vice
                                                   President, Secretary and General Counsel of
                                                   Chemed. Previously, from May 1992 to November
                                                   1993, he held the positions of Vice Chairman,
                                                   Secretary and General Counsel of Chemed. From
                                                   August 1986 to May 1992, he served as Vice
                                                   President, Secretary and General Counsel of
                                                   Chemed. He is a director of Chemed.
John H. Timoney.......   Director                  Mr. Timoney is a retired executive of Applied
                                                   Bioscience International Inc., 3151 17th
                                                   Street Extension, Wilmington, North Carolina
                                                   28401 (research organization serving the
                                                   pharmaceutical and biotechnology industries)
                                                   ('Applied Bioscience'), at which he held a
                                                   number of positions from 1986 through 1996.
                                                   From December 1995 through September 1996, he
                                                   was Chief Executive Officer of Clinix
                                                   International, Inc., address c/o Applied
                                                   Bioscience (research and consulting services
                                                   in the life and environmental sciences), a
                                                   wholly-owned subsidiary of Applied
                                                   Bioscience. From June 1992 to September 1996,
                                                   Mr. Timoney was Senior Vice President of
                                                   Applied Bioscience. From September 1986
                                                   through June 1992, he was Vice President,
                                                   Chief Financial Officer, Secretary and
                                                   Treasurer of Applied Bioscience. In addition,
                                                   from September 1986 through June 1995 he was
                                                   a director of Applied Bioscience. Mr. Timoney
                                                   has also held financial and executive
                                                   positions with IMS Health Incorporated, 200
                                                   Nyala Farms, Westport, Connecticut 06880
                                                   (market research firm serving the
                                                   pharmaceutical and health care industries),
                                                   Chemed and Grace.

    The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, Omnicare principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

                     NAME                                            TITLE
                     ----                                            -----
Joel F. Gemunder..............................  President, Chief Executive Officer and Director
                                                Vice President, Chief Financial Officer and
                                                Director
David W. Froesel, Jr..........................
Patrick E. Keefe..............................  Vice President and Secretary

                                  SCHEDULE II

                   TRANSACTIONS IN SHARES IN THE PAST 60 DAYS

                        DATE                          NO. OF SHARES PURCHASED        PRICE PER SHARE*
                        ----                          -----------------------        ----------------
7/29/02.............................................           1,000                       $1.72

---------

*  Net of Brokerage Commissions

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

           By Mail:                      By Facsimile            By Hand or Overnight Courier:
                                  (for Eligible Institutions
                                            only):
 Tender & Exchange Department           (212) 815-6433           Tender & Exchange Department
        P.O. Box 11248                                                101 Barclay Street
     Church Street Station        For Confirm Only Telephone:     Receive and Deliver Window
    New York, NY 10286-1248             (212) 815-6212                New York, NY 10286

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               [Innisfree Logo]

                               501 Madison Avenue
                            New York, New York 10022
                  Stockholders Call Toll-Free: (888) 750-5834
                                       or
                 Banks and Brokers Call Collect: (212) 750-5833
                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                            4 World Financial Center
                            New York, New York 10080
                                 (866) 276-1462
                                (Call Toll Free)